EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of September 14, 2012 (the “Effective Date”), by and among Mandalay Digital Group, Inc. (formerly NeuMedia, Inc.), a Delaware corporation (the “Employer”) and Dan L. Halvorson (the “Executive”).  In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1.           Employment.  The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.           Capacity.  The Executive shall serve the Employer as Executive Vice President and Chief Financial Officer of the Employer.  As Chief Financial Officer, the Executive shall be responsible for the general supervision, management and control of the financial and accounting operations of the Employer’s and its subsidiaries’ business and shall be its “principal accounting and financial officer” for SEC purposes, subject to the direction of the Board of Directors of the Employer. The Executive shall report directly to the Chief Executive Officer of the Employer. At the reasonable request of Board of Directors or the Chief Executive Officer of the Employer, the Executive shall provide services to subsidiaries and affiliates of the Employer, without additional compensation becoming payable.

3.           Term.  Subject to the provisions of Section 6, the term of employment pursuant to this Agreement shall be three (3) years, i.e., thirty six (36) calendar months, from the Effective Date (the “Initial Term”), and such Initial Term shall be automatically extended for an additional three (3) year period unless either the Employer or Executive in their discretion provides the other party hereto at least one hundred and eighty (180) days’ prior written notice before the last day of the Initial Term to the effect that the term of this Agreement shall not be so extended (the Initial Term and any extension thereof pursuant to this Section 3, the “Term”).

4.           Compensation and Benefits.  The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)           Salary.  For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive an annual salary (the “Salary”) at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000).  The Executive’s Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its employees, but in no event less than monthly over the year in which the Salary is earned.

(b)           Bonuses.

(i)          Annual Bonus. The Executive shall be entitled to be paid an annual incentive bonus in cash in an amount of up to 100% of the Executive’s Salary based upon satisfaction of performance-related milestones, determined by the Board of Directors and the Executive, and subject to the additional provisions of Exhibit A.

(iii)         Any bonus payable under this subsection (b) shall vest and accrue upon the achievement of the specified performance criteria and shall be paid on or within thirty (30) days of such vesting and accrual date.

(c)           Regular Benefits.  The Executive shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, stock option and incentive plans, stock purchase plans, group and executive medical insurance plans (i.e., coverage for the Executive and family), life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for any, all or most of its senior executives (collectively “Employer Benefit Plans”).  Such participation shall be subject to the terms of applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plans or to maintain the effectiveness of any such plans which may be in effect from time to time.

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(d)           Reimbursement of Business Expenses.  The Employer shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing services during the Term, in accordance with the Employer’s policies and procedures for its senior executive officers, as in effect from time to time, including but not limited to, business class air travel (or, if unavailable, first class), meals and entertainment, fuel costs for transportation, wireless mobile communications, and personal computer equipment.

(e)           Stock Option Grant.  On the Effective Date, the Employer shall grant the Executive “non-qualified” options to purchase 2 million (2,000,000) shares of Employer’s common stock under Employer’s 2011 Equity Incentive Plan having a ten year term and an exercise price per share equal to the closing price of the Employer’s common stock on the OTC Markets as of the Effective Date (or if the Effective Date is not a trading day on such market, on the next trading day after the Effective Date), subject to the terms and conditions specified in such plan and in a Stock Option Agreement having the material terms specified in this subparagraph (e) and the other applicable portions of this Agreement and such additional terms, not inconsistent with such terms, as the Employer deems appropriate for Stock Option Agreements with senior executives (the “Stock Option Agreement”), which option shall vest on a monthly, pro-rata basis over thirty-six (36) months, as further specified in the Stock Option Agreement; provided, however, that all unvested options to purchase common stock shall vest immediately upon the sale of all or substantially all of the assets of the Employer, upon the merger or reorganization of the Employer following which the equityholders of the Employer immediately prior to the consummation of such merger or reorganization collectively own less than 50% of the voting power of the resulting entity, or upon the sale of equity securities of the Employer representing 50% or more of the voting power of the Employer or 50% or more of the economic interest in the Employer in a single transaction or in a series of related transactions (i.e., a “Change of Control”).

(f) Exclusivity of Salary and Benefits.  The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

5.           Extent of Service.  During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement.  The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided, that nothing in this Agreement shall be construed as preventing the Executive from:

(a)           investing the Executive’s personal assets in any non-competitive business enterprise, company or other entity in such form or manner as shall not require any material personal time commitment on the Executive’s part in connection with the operations or affairs of such other enterprise, company or other entity in which such investments are made; or

(b)           engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6.           Termination.  Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6. For purposes of this Agreement, the date of the Executive’s termination (the “Termination Date”) shall mean the date of the Executive’s “separation from service” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(a)           Termination by the Employer for Cause.  The Executive’s employment under this Agreement may be terminated for Cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive.  Only the following shall constitute “Cause” for such termination:

(i)           any act committed by the Executive against the Employer or any of its affiliates which involves fraud, willful misconduct, gross negligence or insubordination; or

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(ii)          the commission by the Executive of, or indictment for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

(b)           Termination by the Employer Without Cause.  Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Employer without Cause upon not less than fifteen (15) days’ prior written notice to the Executive.

(c)           Death.  The Executive’s employment with the Employer shall terminate automatically upon his death.

(d)           Disability.  If the Executive shall become Disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such Disability.  Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4(c) of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months payable at the same time as such amounts would otherwise have been paid to the Executive had he continued in his current capacity.  If the Executive is unable to perform substantial services of any kind for the Employer during this period, such period shall be considered a paid leave of absence and the Executive shall have the contractual right to return to employment at any time during such period.  If the Executive’s Disability continues beyond such twelve (12) month period, the Executive’s employment may be terminated by the Employer by reason of Disability at any time thereafter.  For purposes hereof, the term “Disabled” or “Disability” shall mean a written determination that the Executive, as certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Employer and one (1) physician approved by the Executive (the “Examining Physicians”), or, in the event of the Executive’s total physical or mental disability, the Executive’s legal representative, that the Executive suffers from a physical or mental impairment that renders the Executive unable to perform the Executive’s regular personal duties under this Agreement and that such impairment can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12) month period; provided, that the Executive’s primary care physician may not serve as one of the Examining Physicians without the consent of the Employer and the Executive (or the Executive’s legal representation).  The Executive shall cooperate with any reasonable request of a physician to submit to a physical examination for purposes of such certification.  Nothing in this Section 6(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

7.           Compensation Upon Termination.

(a)           Termination Generally.  If the Executive’s employment with the Employer is terminated for any reason during or upon expiration of the Term, the Employer shall pay or provide to the Executive (or to his authorized representative or estate) (i) any earned but unpaid Salary payable on the Termination Date, (ii) any bonus that has been accrued under Section 4(b) through the Termination Date but not yet paid, payable at the same time such amounts would otherwise have been paid to the Executive (for clarity, no amounts related to future periods or future performance shall be payable under this clause; any such amounts shall be payable only pursuant to Section 7(d)), (iii) any unpaid expense reimbursements, payable in accordance with the Employer’s reimbursement policies, (iv) any accrued but unused vacation, payable on the Termination Date, and (v) any vested benefits the Executive may have under any of the Employer Benefit Plans, payable as specified in the applicable plan documents (collectively, the “Accrued Compensation”).

(b)           Termination by the Employer Without Cause.  In the event of termination of the Executive’s employment with the Employer pursuant to Section 6(b) above prior to the expiration of the Term or (solely with respect to clauses (ii) and (iv) below, to the extend provided for therein), Executive’s resignation for “Good Reason”, as defined below, and subject to the Executive’s execution and delivery of a release of any and all legal claims in a form reasonably satisfactory to the Employer within forty-five (45) days of the Termination Date (the “Release Period”), the Employer shall provide to the Executive, in addition to the Accrued Compensation, the following termination benefits (“Termination Benefits”) effective as of the final day of the Release Period:

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(i)           subject to clause (iv) below, continuation of the Executive’s Salary during the Termination Benefits Period (as defined below) at the rate and in accordance with this Agreement and the Employer’s payroll practices then in effect pursuant to Section 4(a);

(ii)          continuation of any executive health and group health plan benefits during the Termination Benefits Period plus, if clause (iv) applies, an additional six (6) months beyond the end of the Termination Benefits Period, to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by the Employer to the extent that the Employer was covering such premiums as of the Termination Date (if permitted by law without violation of applicable discrimination rules, or, if not, the equivalent after-tax value payable as additional severance at the same time such premiums are otherwise payable);

(iii) continuation of vesting of the stock option granted pursuant to the Stock Option Agreement during the Termination Benefits Period; and (if applicable);

(iv) if (but only if) such Section 6(b) termination of Executive’s employment occurs within twelve (12) months following the consummation of a Change of Control, or a resignation by Executive for “Good Reason” where the events giving rise to Executive’s right to resign for “Good Reason” occur within twelve (12) months following the consummation of a Change of Control, the Employer shall pay the following amounts to Executive (for clarity, the amount under this Section 7(b)(iv) shall be in lieu of any amount that would otherwise be due Executive under Section 7(b)(i) in connection with the termination):

(a) In the event the Employer’s total enterprise value (computed by multiplying the number of outstanding shares of the Employer’s common stock on a fully diluted (taking into account only those stock options or other convertible securities that are in-the-money on such date), as-converted basis by the consideration paid per share of Common Stock in connection with such Change of Control) is at least $250 million but less than $350 million, Employer shall pay Executive a lump sum cash amount equal to (i) 12 months of Salary, plus (ii) the greater of (A) the maximum annual bonus for which Executive is then eligible under Section 4(b) above and (B) the maximum annual bonus for which Executive was eligible during the last completed fiscal year immediately preceding the Change of Control under Section 4(b) above.

(b) In the event the Employer’s total enterprise value (computed by multiplying the number of outstanding shares of the Employer’s common stock on a fully diluted (taking into account only those stock options or other convertible securities that are in-the-money on such date), as-converted basis by the consideration paid per share of Common Stock in connection with such Change of Control) is at least $350 million, Employer shall pay Executive a lump sum cash amount equal to (i) 24 months of Salary, plus (ii) two times (2x) the greater of (A) the maximum annual bonus for which Executive is then eligible under Section 4(b) above and (B) the maximum annual bonus for which Executive was eligible during the last completed fiscal year immediately preceding the Change of Control under Section 4(b) above.

(c) For purposes of this sub-clause (iv), “total enterprise value” shall be reasonably determined by the Employer after good faith consultation with the Executive.

(d) For purposes of Section 7(b), “Good Reason” shall be present where Executive resigns due to the occurrence of any of the following, without Executive’s written consent: (i) a material reduction in Executive’s Salary; (ii) any material diminution, without Cause, in Executive’s duties, authority or responsibility; (iii) relocation of the Employer’s principal executive offices to a location outside of a 30 mile radius of its then-current principal executive offices where such relocation requires a material increase in Executive’s one-way commuting distance; or (iv) any material breach by Employer of the terms of this Agreement, including but not limited to a material failure to pay Executive any compensation due under this Agreement, or a breach of Section 11 hereof; provided, however that in each case any termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if (A) the Employer is given written notice from the Executive within sixty (60) days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition; (B) the Employer fails to satisfactorily remedy such condition within thirty (30) days (provided such period shall be ten (10) days in the case of any failure to pay Executive compensation due under this Agreement) following receipt of such written notice; and (C) the Executive terminates employment within ninety (90) days following the end of the period within which the Employer was entitled to remedy the condition constituting Good Reason but failed to do so.

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The “Termination Benefits Period” shall be the lesser of (x) the remainder of the Term and (y) six (6) months; provided that in the event that the Executive commences any employment during the Termination Benefits Period, the benefits provided under Section 7(b)(ii) shall cease effective as of the date Executive qualifies for group health plan benefits in his new employment.  The Employer’s liability for Salary continuation pursuant to Section 7(b)(i) shall not be reduced by the amount of any severance pay paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer. Notwithstanding the foregoing, nothing in this Section 7(b) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after Employer-paid premiums cease.  The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the Termination Benefits Period.

Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A.

(c)           Termination by Reason of Cause, Death, Disability, Voluntary Termination or Expiration of Term.  If the Executive’s employment is terminated for any reason other than by the Employer without Cause under Section 6(b), including by reason of the Employer’s election not to extend the Initial Term, the Employer shall have no further obligation to the Executive other than payment of his Accrued Compensation and any payment required by Section 7(d) below.

(d)           Payments For Compensation Earned After the Term. In the event that, following the termination of the Executive’s employment for any reason other than for Cause,  the Executive becomes entitled to receive compensation due to the occurrence of an event after such termination but during the applicable measurement period therefor, the Employer shall, pay to the Executive the applicable amount and form of compensation, as set forth elsewhere in this Agreement, as follows: with respect to the annual incentive bonus, an amount equal to a pro-rated portion of the annual incentive bonus Executive otherwise would have been paid for the fiscal year (or portion thereof for the Stub Year (as defined in Exhibit A)) in which such termination of employment occurs, payable when the annual incentive bonus would otherwise have been paid to Executive pursuant to Section 4(b), based upon (x) actual performance for such fiscal year (or Stub Year), as determined at the end of such fiscal year (or Stub Year) and (y) the percentage of such fiscal year (or Stub Year) that shall have elapsed through the date of Executive's termination of employment

8.           Confidential Information, Nonsolicitation and Cooperation.

(a)           Confidential Information.  As used in this Agreement, “Confidential Information” means proprietary information of the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment.  Confidential Information also includes the confidential information of others with which the Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Executive’s duties under Section 8(b), or (ii) information obtained in good faith by the Executive from a third party who was lawfully in possession of such information and not subject to an obligation of confidentiality owed to the Employer.

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(b)           Duty of Confidentiality.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Employer and after termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except (i) as may be necessary in the ordinary course of performing the Executive’s duties to the Employer or (ii) as may be required in response to a valid order by a court or other governmental body or as otherwise required by law (provided that if the Executive is so required to disclose the Confidential Information, the Executive shall (i) immediately notify the Employer of such required disclosure sufficiently in advance of the intended disclosure to permit the Employer to seek a protective order or take other appropriate action, (ii) cooperate in any effort by the Employer to obtain a protective order or other reasonable assurance that confidential treatment will be afforded the Confidential Information).

(c)           Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer.  The Executive will return to the Employer all such materials and property as and when requested by the Employer.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)           Nonsolicitation.  During the Term and for six-months thereafter, the Executive (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than subordinate employees whose employment was terminated in the course of the Executive’s employment with the Employer); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer.  The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)           Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)            Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate reasonably with requests from the Employer, or the Employer’s legal counsel, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer.  The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer.  The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f), and if the Executive spends more than ten (10) hours in any calendar month in performance of these obligations, the Employer shall pay the Executive $500 per hour for each part of an hour over ten (10) hours in such calendar month.

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(g)           Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages may be an inadequate remedy for any such breach.  Accordingly, subject to Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer and without the need to post a bond or other security.

9.           Arbitration of Disputes.  In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant to either the JAMS Streamlined (for claims under $250,000.00) or the JAMS Comprehensive (for claims over $250,000.00) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure.  A sole neutral arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if it no longer exists, from a List supplied by the ADR Services, Inc., in Los Angeles, California (“ADR”) following written request by any party hereto.  If the parties hereto after notification of the other party(-ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or ADR, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”).  The arbitration shall take place in Los Angeles County, California, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator.  Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect, and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of ADR then in effect.  The preceding choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.  The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction.  The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, as well as its costs and expenses.  The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance.  Notwithstanding any of the foregoing, the Employer may seek a temporary restraining order or a preliminary injunction as contemplated in Section 8(g) herein.

10.         Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11.         Assignment; Successors and Assigns, etc.  Except as otherwise provided in this Section 11, neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, in connection with effecting any reorganization, consolidation, or merger with or into any other corporation, partnership, organization or other entity, or any transfer of all or substantially all of the Employer’s properties or assets to any other corporation, partnership, organization or other entity, the Employer may assign the Employer’s rights under this Agreement to the acquiring or surviving entity and shall require the assumption of the Employer’s obligations hereunder by the acquiring or surviving entity for the benefit of the Executive (it being understood that Employer need not require such assumption where the assumption occurs by operation of law as a result of the transaction). Any failure by the Employer to obtain such assumption of the Employer’s obligations by any surviving or acquiring entity shall constitute a material breach of this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. It is anticipated that the Executive’s employer of record and salary and bonus payor may be the Employer or another subsidiary, as determined by the Employer and communicated to Executive from time to time, but the Employer and such other subsidiary will be jointly and severally liable for all amounts payable to Executive hereunder.

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12.         Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.         Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.         Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the Executive’s last residential address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chairman of the Board, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15.         Third Party Beneficiary; Amendment.  The Executive and the Employer acknowledge and agree that no third party shall have any rights or benefits under this Agreement.  This Agreement may be amended or modified only by a written instrument signed by the Executive and the Employer.

16.         Governing Law.  This contract has been entered into in the State of California and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state; provided that Section 19 shall be governed by the laws of the State of Delaware.

17.         Counterparts.  This Agreement may be executed in any number of original, facsimile or other electronic counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18.         No Prior Agreements.  The Executive hereby represents and warrants to the Employer and that the execution of this Agreement by the Executive, the Executive’s employment by the Employer, and the performance of the Executive’s duties hereunder will not violate or constitute a breach of any agreement, including any non-competition agreement, invention or confidentiality agreement, with a former employer, client or any other person or entity.  Further, the Executive agrees to indemnify the Employer for any loss, including, but not limited to, reasonable attorneys’ fees and expenses, that the Employer may incur based upon or arising out of the Executive’s breach of this Section.

  19.         Indemnification.  The Employer shall indemnify the Executive against and hold the Executive harmless from any costs, liabilities, losses and exposures for the Executive’s services as an employee, officer and director of the Employer (or any successor in interest thereof), whether before or after the Effective Date, to the maximum extent permitted under the Delaware General Corporate Law.  If the Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Employer against the Executive), by reason of the fact that the Executive is or was performing services to the Employer under this Agreement or while acting as an executive officer of the Employer, the Employer shall indemnify the Executive against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, and advance payment to Executive of any and all such amounts as actually and reasonably incurred by the Executive in connection therewith, to the maximum extent permitted under the Delaware General Corporation Law.  If the Executive is made a party to any third-party action, complaint, suit or proceeding, the Executive shall given prompt notice thereof to the Employer, and the Employer shall have the right to assume and control the defense of such action, complaint, suit or proceeding; provided that if legal counsel selected by the Employer shall have a conflict of interest that prevents such counsel from representing the Executive, the Executive may engage separate counsel and the Employer shall reimburse all reasonable attorneys’ fees and reasonable expenses of such separate counsel.  Notwithstanding the foregoing, the Employer shall not have, and the Executive acknowledges and agrees that the Employer does not have, any obligation to indemnify the Executive under this Section or under its certificate of incorporation or bylaws, with respect to (a) any breach of representation, warranty or covenant committed by the Executive under this Agreement, or (b) any action or inaction by the Executive where the Executive failed to act in good faith and in a manner the Executive reasonably believed to be in, or not opposed to, the best interests of the Employer, or with respect to any criminal action or proceeding, where the Executive had reasonable cause to believe that his conduct was unlawful.

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20.         Directors’ and Officers’ Insurance. As soon as reasonably practicable following the Effective Date, the Employer shall use commercially reasonable efforts to obtain directors’ and officers’ insurance from a reputable insurance company with such coverage amounts and policy terms as is customary for public companies with market valuations similar to the Employer, as determined by the Employer in its sole discretion.

21.          Section 954 of the Dodd Frank Act. This Agreement and all other Compensation of Executive are intended to comply with the “clawback obligations” of Section 954 of the Dodd Frank Act ((including the related regulations, “Section 954”). If the Employer’s financial statements must be restated, to the extent and only to the extent required by Section 954 (if applicable), the Employer shall be entitled to recover from Executive, and Executive agrees to promptly repay, any incentive-based compensation which would not have been earned under the restated financial statements.

22.         Section 409A Compliance.  Unless otherwise expressly provided, any payment of compensation by the Employer to the Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Employer’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A).  Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. The severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and any ambiguities herein shall be interpreted accordingly. However, to the extent such exemptions are not available and any amounts payable by the Employer to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and the Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. In the event that the Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Employer at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (a) the first (1st) day of the seventh (7th) complete calendar month following such termination of employment, or (b) the Executive’s death, consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Employer program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Employer to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  The Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Employer.  It is the intent of the Employer that the provisions of this Agreement and all other plans and programs sponsored by the Employer be interpreted to comply in all respects with Section 409A; however, the Employer shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof, except to the extent resulting from the Employer’s negligence or bad faith.

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23. Set Off. The Employer's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Employer or its Subsidiaries to the extent permitted by applicable law.

24. Withholding Obligations. The Employer, or any other entity making a payment, may withhold and make such deductions from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld or deducted from time to time pursuant to any applicable law, governmental regulation and/or order.

25. Interpretation. Executive understands that this Agreement is deemed to have been drafted jointly by the parties and that the parties had a reasonable opportunity to retain legal counsel for such purpose. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

26. Headings. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

27. Survival of Provisions. All other rights and obligations of the parties hereto, other than those applicable by their express terms only during the Term, shall survive any termination or expiration of this Agreement or of Executive’s employment with the Employer, and shall be fully enforceable thereafter.

28. Section 280G Payments.

(a) If any payment or benefit Executive will or may receive from the Employer or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of Section 28(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

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(c) Unless Executive and the Employer agree on an alternative accounting firm or law firm, the accounting firm engaged by the Employer for general tax compliance purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Employer is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employer shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Employer shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Employer shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Employer within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Employer) or such other time as requested by Executive or the Employer.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 28(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Employer a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 28(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 28(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

IN WITNESS WHEREOF, this Agreement has been executed by the Employer and by the Executive as of the Effective Date.

EMPLOYER

Mandalay Digital Group, Inc., a Delaware corp.

By:	/s/ Peter Adderton
Name: Peter Adderton
Title: CEO

EXECUTIVE

Name:	/s/ Dan L. Halvorson
Dan L. Halvorson

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Exhibit A

Benchmarks for Annual Incentive Bonus for Stub Year 2012 and full year 2013.

The Board of Directors of Employer (or any compensation committee thereof) shall establish benchmarks, targets and/or milestones, in each case its sole discretion after consultation with the Executive, which shall serve as the basis for payment of Executive’s annual bonus pursuant to Section 4(b) of the Agreement to which this Exhibit A is attached. Unless otherwise determined by the Board of Directors of Employer, the Board of Directors shall establish a revenue and an EBITDA target for the Employer for the remainder of 2012 (the “Stub Year”) within thirty (30) days of the Effective Date, and for fiscal year 2013 by March 31, 2013, in each case its sole discretion after consultation with the Executive. Revenue and EBITDA shall be as defined by the Board of Directors (or any compensation committee thereof) in its reasonable discretion. The Board of Directors (or any compensation committee thereof) shall communicate each applicable target to the Executive in writing promptly after it is determined.

If the revenue target for the applicable period is achieved, as reasonably determined by the Employer, within 90 days of the end of such period, then Executive shall receive a bonus payment equal to 50% of his Salary due for that applicable period. For example, if the revenue target is met for the Stub Year, then Executive shall receive a bonus payment equal to 50% of the Salary due to Executive with respect to the Stub Year. And if the revenue target is met for fiscal 2013, then Executive shall receive a bonus payment equal to 50% of the Salary due to Executive with respect to fiscal 2013.

If the EBITDA target for the applicable period is achieved, as reasonably determined by the Employer, within 90 days of the end of such period, then Executive shall receive a bonus payment equal to 50% of his Salary due for that applicable period. For example, if the EBITDA target is met for the Stub Year, then Executive shall receive a bonus payment equal to 50% of the Salary due to Executive with respect to the Stub Year. And if the EBITDA target is met for fiscal 2013, then Executive shall receive a bonus payment equal to 50% of the Salary due to Executive with respect to fiscal 2013

The total annual incentive bonus for the Stub Year of the Term shall not exceed 100% of the Salary due to Executive for the Stub Year, and the total annual incentive bonus for 2013 shall not exceed 100% of the Salary due to Executive for 2013, unless otherwise provided by the Board of Directors (or any compensation committee thereof).

For all periods after 2013 during the Term, the Board of Directors (or any compensation committee thereof) and the Executive shall establish the applicable performance targets and measurement periods, and the Board of Directors (or any compensation committee thereof) shall reasonably determine whether such targets have been achieved.

304595620.1

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